Exhibit 2.3

Lock-Up Agreement

May 18, 2020

Ladies and Gentlemen:

The undersigned (the “Stockholder”) understands that: (i) REVANCE THERAPEUTICS, INC., a Delaware corporation (“Parent”), has entered into an Agreement and Plan of Merger and Reorganization, dated as of May 18, 2020 (the “Merger Agreement”), with HINT, INC., a Delaware corporation (the “Company”) and HEART MERGER SUB, INC., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation; and (ii) in connection with the Merger, stockholders of the Company will receive shares of Parent Common Stock. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

As a material inducement to the willingness of each of the Parties to enter into the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholder hereby agrees that the Stockholder will not, subject to the exceptions set forth in this letter agreement, during the Restricted Period (as defined below), (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the Stockholder’s Shares (as defined below), (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Stockholder’s Shares, regardless of whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Parent Common Stock or such other securities, in cash or otherwise or (c) make any demand for or exercise any right with respect to the registration of any of the Stockholder’s Shares, in each case other than (i) transfers of the Stockholder’s Shares as charitable gifts or donations, (ii) transfers or dispositions of the Stockholder’s Shares to any trust for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder, (iii) transfers or dispositions of the Stockholder’s Shares by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the Stockholder, (iv) transfers of the Stockholder’s Shares to stockholders, direct or indirect affiliates (within the meaning set forth in Rule 405 under the Securities Act), current or former partners (general or limited), members or managers of the Stockholder, as applicable, or to the estates of any such stockholders, affiliates, partners, members or managers, or to another corporation, partnership, limited liability company or other business entity that controls, is controlled by or is under common control with the Stockholder, (v) transfers that occur by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement, (vi) transfers or dispositions not involving a change in beneficial ownership, and (vii) if the Stockholder is a trust, transfers or dispositions to any beneficiary of the Stockholder or the estate of any such beneficiary; provided that, in each case, the transferee agrees in writing to be bound by the terms and conditions of this letter agreement and either the Stockholder or the transferee provides Parent with a copy of such agreement promptly upon consummation of any such transfer; and provided, further, that in each case, no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than filings made in respect of involuntary transfers or dispositions or a filing on a Form 5 made after the expiration of the applicable schedule set forth in the Restricted Period) and any such transfer or distribution shall not involve a disposition for value. For purposes of this letter agreement, “immediate family” shall mean any relationship by blood, marriage, civil union, domestic partnership or adoption, not more remote than first cousin.

The “Restricted Period” means the period commencing on the Closing Date and ending on the earlier of: (A) (i) with respect to twenty-five percent (25%) of the Stockholder’s Shares, on the one-year anniversary of the Effective Date; (ii) with respect to twenty-five percent (25%) of the Stockholder’s Shares, on the two-year anniversary of the Closing Date; and (iii) with respect to twenty-five percent (25%) of the Stockholder’s Shares, on the three-year anniversary of the Closing Date and (B) the date on which Stockholder’s employment with Parent terminates other than for Cause or resignation without Good Reason. For purposes of this letter agreement, “Cause” and “Good Reason” shall have the meanings set out in the Stockholder’s employment agreement, it being agreed that if the Stockholder and Parent have not entered into an employment agreement prior to the Closing Date, the Stockholder and Parent shall mutually and reasonably agree upon the definitions of “Cause” and “Good Reason” prior to the Closing Date.

The “Stockholder’s Shares” means the shares of Parent Common Stock originally issued to the Stockholder in connection with the Merger; provided however, that twenty-five percent (25%) of such Stockholder’s Shares (the “Excluded Shares”) shall not be subject to the restrictions set forth in this letter agreement; provided, further, that during the six month period immediately following the Closing Date, the Stockholder shall not sell more than 1/6th of the Excluded Shares in any 30-day period without Parent’s consent (which consent shall not be unreasonably withheld). Prior to the Closing Date, Parent and Stockholder shall discuss the amount and timing of any sale of such shares by Stockholder. Any such sales shall be in compliance with all applicable securities Laws and policies of Parent.

Notwithstanding the restrictions imposed by this letter agreement, the Stockholder may (a) exercise an option or warrant (including a net or cashless exercise of such option or warrant) to purchase shares of Parent Common Stock, (b) transfer shares of Parent Common Stock to cover tax withholding obligations of the Stockholder in connection with any option exercise or the vesting of any restricted stock or restricted stock unit award, (c) establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Parent Common Stock, provided that such plan does not provide for any transfers of Parent Common Stock in violation of the schedule set forth in the Restricted Period and that, no filing under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with the establishment of such a plan, (d) transfer or dispose of shares of Parent Common Stock held prior to the date of the Merger Agreement or acquired on the open market following the Closing Date, or (e) forfeit shares of Parent Common Stock subject to this letter agreement in accordance with Section 9.4(f) of the Merger Agreement.

Furthermore, a transfer of Parent Common Stock pursuant to a bona fide third-party tender offer, merger, consolidation, or other similar transactions that is approved by the Parent’s board of directors involving a change of control of the Parent is permitted, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, such shares of Parent Common Stock held by the Stockholder shall remain subject to the restrictions on transfer set forth in this letter agreement. As used herein, “change of control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock if, after such transfer, such person or group of affiliated persons would hold more than 50% of the outstanding voting securities of Parent or the surviving entity.

Any attempted transfer in violation of this letter agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this letter agreement, and will not be recorded on the stock transfer books of Parent. In order to ensure compliance with the restrictions referred to herein, the Stockholder agrees that Parent may issue appropriate “stop transfer” certificates or instructions. Parent may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments evidencing ownership of the Stockholder’s Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Stockholder hereby represents and warrants that the Stockholder has full power and authority to enter into this letter agreement. All authority conferred or agreed to be conferred and any obligations of the Stockholder under this letter agreement will be binding upon the successors, assigns, heirs or personal representatives of the Stockholder.

Upon the release of any of the Stockholder’s Shares from this letter agreement, Parent will cooperate with the Stockholder to facilitate the timely preparation and delivery of certificates representing the Stockholder’s Shares without the restrictive legend above or the withdrawal of any stop transfer instructions.

The Stockholder understands that each of Parent and the Company is relying upon this letter agreement in proceeding toward consummation of the Merger. The Stockholder further understands that this letter agreement is irrevocable and is binding upon the Stockholder’s heirs, legal representatives, successors and assigns.

This letter agreement and any claim, controversy or dispute arising under or related to this letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

The Stockholder understands that if the Merger Agreement is terminated in accordance with its terms, the Stockholder will be released from all obligations under this letter agreement.

This letter agreement may be executed by electronic transmission (i.e., PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable law), which is deemed an original.

[Signature Page Follows]

Very truly yours,
Print Name of Stockholder:

Signature:

[SIGNATURE PAGE TO REVANCE THERAPEUTICS, INC. LOCK-UP AGREEMENT]